Exhibit 5.1

May 18, 2021

Spirit Airlines, Inc.

2800 Executive Way

Miramar, FL 33025

Spirit Airlines, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Prospectus Supplement, dated May 18, 2021 (the “Prospectus Supplement”), to the Prospectus, dated February 11, 2021, of Spirit Airlines, Inc., a Delaware corporation (the “Company”), to the Registration Statement on Form S-3 (Registration No. 333-252989)(the “Registration Statement”), in each case filed with the Securities and Exchange Commission (the “Commission”), relating to the resale from time to time by the selling securityholder named in the Prospectus Supplement of (i) the warrants (the “Warrants”) to purchase up to 137,753 shares of Common Stock and (ii) 137,753 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”). The Warrants were issued and sold by the Company pursuant to the Warrant Agreement, dated January 15, 2021 (the “Warrant Agreement”), between the Company and the United States Department of the Treasury.

As used herein, the following terms shall have the following meanings: The term “Common Stock” means the Company’s voting common stock, par value $0.0001 per share. The term “DGCL” means the General Corporation Law of the State of Delaware, as in effect on the date hereof. The term “Securities Act” means the Securities Act of 1933, as amended.

In arriving at the opinions expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of the Warrant Agreement and the Warrants, (b) examined and relied on such corporate or other organizational documents and records of the Company and such certificates of public officials, and officers and representatives of the Company and other persons as we have deemed appropriate for the purposes of such opinions, (c) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and other persons delivered to us and the representations and warranties contained in or made pursuant to the Warrant Agreement and (d) made such investigations of law as we have deemed appropriate as a basis for such opinions.

Spirit Airlines, Inc.	2	May 18, 2021

In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies, (iv) the legal capacity of all natural persons executing documents, (v) that the Warrant Shares issuable upon conversion of the Warrants will be uncertificated and that the statements required by Section 151(f) of the DGCL will be furnished in accordance with the DGCL and (vi) that, upon the issuance of the Warrant Shares issuable upon conversion of the Warrants, such issuance will be duly recorded in the stock ledger of the Company.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that:

1. The Warrants constitute valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

2. When issued upon conversion of the Warrants in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable under the DGCL.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, diligence, reasonableness and fair dealing, and standards of materiality.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the DGCL, each as in effect on the date hereof, and we do not express any opinion herein concerning any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on May 18, 2021, incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP